Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2025 (except for the Second Reverse Stock Split effective as of October 23, 2025 described in Note 1, as to which the date is February 9, 2026), relating to the financial statements appearing in the Annual Report on Form 10-K of Enveric Biosciences, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Morristown, New Jersey

April 23, 2026